QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.12

        ***Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
Under C.F.R. §§ 200.80(b)(4) and Rule 406
of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

        This Agreement made and entered into by and between KYOWA HAKKO KOGYO CO., LTD., a Japanese corporation having its principal offices at 1-6-1 Ohtemachi, Chiyoda-ku, Tokyo, 100-8185, Japan (hereinafter referred to as "KH") and NOVACARDIA, INC., a Delaware corporation having its principal offices at 12230 El Camino Real, Suite 300, San Diego, California, 92130, United States of America (hereinafter referred to as "NC").

WITNESSETH

        WHEREAS, KH has developed a certain valuable compound;

        WHEREAS, KH has through such development acquired certain useful technology and intellectual property rights;

        WHEREAS, NC highly appreciates and wishes to utilize such technology and intellectual property rights;

        WHEREAS, KH wishes to transfer such technology to NC and to grant a license to NC under such technology and intellectual property rights; and

        WHEREAS, NC wishes to accept such technology and to be granted such license;

        NOW, THEREFORE, the parties agree as follows:

SECTION 1.    DEFINITION

        In this Agreement the following term shall have the following meaning, respectively:

          1.1   The term "Affiliate" of a party shall mean a person, corporation, partnership or other entity which Controls, is Controlled by or is under common Control with the party.

          1.2   The term "Authority" shall mean a governmental authority having jurisdiction over import, export, development, manufacture, marketing or sales of medicinal products, including the FDA.

          1.3   The term "Business Day" shall mean a day other than a Saturday, Sunday, national or bank holiday in Japan or the United States of America.

          1.4   The term "Combination Product" shall mean the Product which contains the KW-3902 and one or more other therapeutically active ingredients.

          1.5   The term "Control" over an entity shall mean (1) directly or indirectly to hold more than fifty percent (50%) of (i) the nominal value of the issued share capital or (ii) the ownership interest in the entity or (2) the ability to direct the affairs of the entity by means of (i) possession of the share capital or ownership interest in the entity, (ii) the articles of association or other internal regulations of the entity or (iii) any contracts binding the entity.

          1.6   The term "[. . .***. . .]" shall mean [. . .***. . .] having its offices at [. . .***. . .].

          1.7   The term "Derivative Patent" shall mean the divisional patents, continuation patents, continuation-in-part patents, extension patents, substitution patents, renewals, registrations, revalidation, reissues, additions, confirmations of or to the Original Patent and the Future Patent as well as the SPC of the Original Patent, the Future Patent and the Derivative Patent.

          1.8   The term "Effective Date" shall mean the last date when either party signs this Agreement.

          1.9   The term "Exhibit 1", "Exhibit 2" or "Exhibit 3" shall mean the exhibit attached hereto and made integral part hereof.

          1.10 The term "Expiration" of a patent shall mean the expiration, abandonment or cancellation of the patent, or, the declaration of invalidity or non-enforceability of all the claims of the patent by a court or other governmental authority of competent jurisdiction (including final rejection in re-examination or re-issue proceedings) from which no further appeal has been taken during the applicable appeal period or is not allowed to be taken against such declaration.

          1.11 The term "FDA" shall mean the Food and Drug Administration of the United States Department of Health and Human Services.

          1.12 The term "Field" shall mean (1-1) the treatment of [. . .***. . .], (1-2) the treatment of edema caused by [. . .***. . .], cardiac [. . .***. . .] failure, (1-3) the treatment of [. . .***. . .] (these three categories of treatment shall be hereinafter collectively referred to as "First Indication"), (2) the treatment of congestive heart failure (hereinafter referred to as "Second Indication"), (3-1) the treatment of [. . .***. . .], (3-2) the treatment of [. . .***. . .] or (3-3) the treatment of [. . .***. . .] (these three categories of treatment shall be hereinafter collectively referred to as "Third Indication").

          1.13 The term "Force Majeure" shall mean such event or circumstance as Act of God, storm, earthquake, flood, epidemic, governmental acts or omissions, acts of public enemies and terrorists, wars, civil disorders, failure of public utilities or common carriers, riots, rebellions, strikes, lockouts, sabotages and other, labor disturbances and fire, which is beyond the reasonable control of the party suffering therefrom and which such party is not expected to take into account on the Effective Date and which results in and causes such party's failure to perform any of its obligations hereunder.

          1.14 The term "Future Patent" shall mean the patents which would issue from the Original Patent Application.

  ***Confidential Treatment Requested

          1.15 The term "GLP" means the then current "GLP Standard for Toxicity Studies of Drugs" (Notification No. 313) issued by the Director-General of the Pharmaceutical Affairs Bureau, the Ministry of Health and Welfare as Japanese Authority, as of March 31, 1982, as amended as of October 1, 1983 and October 5, 1988.

          1.16 The term "Gross Sales" of the Product made by NC or the Sublicensee shall mean the total amount of the invoice prices charged for the first time for such Product in its at-arm's-length sales transactions. Sales, transfer or other disposition of the Product among NC, the Sublicensee and their respective Affiliates shall not be considered at-arm's-length and shall not be the transactions for the Gross Sales, however, the subsequent sales, transfer or other disposition of such Product by NC, the Sublicensee or their respective Affiliates in at-arm's-length sales transactions shall be included in the Gross Sales.

          1.17 The term "IV Product" shall mean the Product formulated for intravenous administration.

          1.18 The term "KH Data" shall mean any clinical, non-clinical and other data which has been developed or acquired in relation to the KW-3902 and the Product by KH as of the Effective Date.

          1.19 The term "KH Developed Data" shall mean any clinical, non-clinical and other data which may be developed in relation to the KW-3902 and the Product by KH from the Effective Date until the expiration or termination of this Agreement.

          1.20 The term "KH Improvement" shall mean (1) the modification or refinement, whether patentable or not, which KH may make to the KH Invention from the Effective Date until the expiration or termination of this Agreement and which solely relates to the manufacture of the KW-3902 or the Product (hereinafter referred to as "KH Improved Invention") and (2) the patents and patent applications which cover the KH Improved Invention and which may be filed or registered by KH (hereinafter referred to as "KH Improved Patent"). The KH Improvement shall not include any technology, knowhow, patent and patent application not related to the KW-3902 or the Product.

          1.21 The term "KH Information" shall collectively mean the KH Technology, the KH Improvement and the KH Developed Data.

          1.22 The term "KH Invention" shall mean any technology and knowhow which is related to the KW-3902 and the Product or is necessary or useful for manufacture of the KW-3902 and the Product and which has been developed or acquired by KH as of the Effective Date.

          1.23 The term "KH Technology" shall collectively mean the KH Invention and the KH Data.

          1.24 The term "KH Territory" shall mean Japan and the other Asian countries listed in the Exhibit 1 and the successors thereof.

          1.25 The term "KW-3902" shall mean [. . .***. . .].

          1.26 The term "Major Market" shall mean the United States of America, the United Kingdom, Germany, France, Italy and Spain.

          1.27 The term "Material" shall mean the bulk substance of the KW-3902.

          1.28 The term "Metabolite" shall mean [. . .***. . .].

          1.29 The term "Milestone Payment" shall mean the payment to be made when the scheduled event takes place. For instance, each payment under Section 9.1 is the Milestone Payment.

          1.30 The term "M Invention" shall mean the technology and knowhow, whether patentable or not, which KH may develop from the Effective Date until the expiration or termination of this Agreement and which solely relates to the manufacture of the Metabolite or the M Product.

          1.31 The term "M Patent" shall mean (1) US Patent No. [. . .***. . .], European Patent No. [. . .***. . .] and Canadian Patent No. [. . .***. . .] and (2) the patents and patent applications which cover the M Invention and which may be filed or registered by KH.

          1.32 The term "M Product" shall mean that preparation in the finished product form which contains the Metabolite as therapeutically active ingredient.

          1.33 The term "NC Data" shall mean any clinical, non-clinical and other data which may be developed in relation to the KW-3902 and the Product by NC or, if applicable, the Sublicensee from the Effective Date until the expiration or termination of this Agreement.

          1.34 The term "NC Improvement" shall mean (1) the modification or refinement, whether patentable or not, which NC or the Sublicensee may make to the KH Invention from the Effective Date until the expiration or termination of this Agreement and which solely relates to the manufacture of the KW-3902 or the Product (hereinafter referred to as "NC Improved Invention") and (2) the patents and patent applications which cover the NC Improved Invention and which may be filed or registered by NC or the Sublicensee (hereinafter referred to as "NC Improved Patent"). The NC Improvement shall not include any technology, knowhow, patent and patent application not related to the KW-3902 or the Product.

          1.35 The term "NC Information" shall collectively mean the NC Improvement and the NC Data.

          1.36 The term "NC Territory" shall mean the entire world except for the KH Territory.

  ***Confidential Treatment Requested

          1.37 The term "NDA" shall mean the new drug application to be filed with the FDA or any similar application to be filed with the appropriate Authority anywhere in the world.

          1.38 The term "Net Sales" shall mean the Gross Sales of the Product made by NC or the Sublicensee, less the following deductible items to the extent that they are paid or credited in relation to sales of such Product, provided that the items 1, 4, 5 and 6 below should be deducted from such Gross Sales only when such Gross Sales include those items:

            1.     the cost of packaging, transportation and insurance;

            2.     the cost of rebates and allowances;

            3.     the sum of trade, quantity and cash discounts;

            4.     the cost of refunds as cash, credit or free goods supplied due to price reduction, including retroactive price reduction, or billing errors;

            5.     the cost of refunds as cash, credit or free goods supplied in compensation for the Product damaged, rejected, returned or recalled; and

            6.     the sum of taxes, tariffs, customs duties and other governmental charges including mandated credits, refunds and rebates paid with respect to such sales, however, excluding income or franchise taxes of any kind.

The Net Sales shall be calculated according to the generally accepted accounting principles consistently applied in the United States of America. The Net Sales of the Combination Product shall be the Gross Sales thereof (after the above deductible items) multiplied by the fraction which the parties determine by mutual written agreement, estimating each relative contribution in value that the KW-3902 and the other therapeutically active ingredients contained in such Combination Product would make to the total value of such Combination Product, as well as, the cost of development, the cost of goods and other relevant information with respect to such Combination Product, provided that such fraction should not go below [. . .***. . .].

          1.39 The term "Original Patent" shall mean the patents listed in the Exhibit 2.

          1.40 The term "Original Patent Application" shall mean the patent applications listed in the Exhibit 2.

          1.41 The term "Patent" shall collectively mean the Original Patent, the Original Patent Application, the Future Patent and the Derivative Patent.

          1.42 The term "Pivotal Registration Trial" shall mean a clinical study necessary for submission to the appropriate Authority for the purpose of obtaining registration or other approval of manufacturing, marketing or selling the Product.

          1.43 The term "Product" shall mean that preparation in the finished product form which contains the KW-3902 as therapeutically active ingredient.

  ***Confidential Treatment Requested

          1.44 The term "Quarter" shall mean each three (3) consecutive calendar month period which commences on the first (1st) date of January, April, July or October in any calendar year.

          1.45 The term "Quasi Field" shall mean [. . .***. . .].

          1.46 The term "SPC" shall mean the supplementary protection certificates in Europe and any similar rights elsewhere in the world.

          1.47 The term "Sublicensee" shall mean an entity to which NC grants a sublicense under the Patent and the KH Technology according to Section 4.

SECTION 2.    INTERPRETATION

        In this Agreement:

          2.1   Headings and titles are inserted for convenience only and shall not affect the interpretation hereof;

          2.2   References to a particular Section shall be to that Section in this Agreement;

          2.3   Unless the context requires otherwise, neither singular nor plural of a word shall not affect the interpretation hereof;

          2.4   The term "entity" shall include a natural person, partnership, company, corporation, trust, association, organization or any other entity, whether with separate legal personality or not; and

          2.5   The terms "include" and "including" shall not be interpreted to limit the generality of the preceding word.

SECTION 3.    LICENSE

          3.1   KH hereby grants an exclusive license to NC under the Patent and the KH Technology as they relate to the KW-3902 to research, develop, make, have made, use, import, market, offer for sale, sell and distribute the Product in the NC Territory within the Field. The license provided for in this Section 3.1 shall be hereinafter referred to as "License".

          3.2   When, on the basis of certain terms and conditions (referred to as "Primal Condition" in this Section 3.2), KH negotiates with a third party for a license to practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory within the Quasi Field, KH shall simultaneously propose the Primal Condition to NC. If, within [. . .***. . .] of KH's such proposal, NC notifies KH in writing that KH's such proposal is acceptable to NC, the parties shall faithfully negotiate [. . .***. . .]. During the [. . .***. . .] period immediately following NC's such notification, [. . .***. . .]. If, after such [. . .***. . .], KH negotiates such license with a third party [. . .***. . .], KH shall immediately notify NC in writing of such terms and conditions.

  ***Confidential Treatment Requested

          3.3   When KH intends to practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory within the Quasi Field, KH shall notify NC in writing of such intent. During the [. . .***. . .] period immediately following KH's such notification (referred to as "Deliberation Period" in this Section 3.3), NC shall notify KH in writing of NC's interest or lack of interest in a license to practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory within the Quasi Field. If NC has notified KH in writing of NC's interest in such license during the Deliberation Period, or if, not in response to KH's such notification, NC has for the first time notified KH in writing of NC's interest in a license to practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory within the Quasi Field, the parties shall negotiate the terms and conditions of such license in good faith and, during the [. . .***. . .] period immediately following NC's such notification, KH shall neither [. . .***. . .] by itself practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory within the Quasi Field. If NC does not notify KH in writing of NC's interest or lack of interest in such license during the Deliberation Period, NC shall be deemed not to be interested in such license.

          3.4   When KH intends to practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory [. . .***. . .] or to negotiate with a third party for a license to practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory [. . .***. . .], KH shall notify NC in writing of such intent. During the [. . .***. . .] period immediately following KH's such notification (referred to as "Consideration Period" in this Section 3.4), NC shall notify KH in writing of NC's interest or lack of interest in such license. If NC has notified KH in writing of NC's interest in such license in response to KH's such notification during the Consideration Period, or if, not in response to KH's such notification, NC has for the first time notified KH in writing of NC's interest in a license to practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory [. . .***. . .], the parties shall negotiate the terms and conditions of such license in good faith and, during the [. . .***. . .] period immediately following NC's such notification, KH shall neither [. . .***. . .] by itself practice the Patent and the KH Technology, as they relate to the KW-3902, in the NC Territory [. . .***. . .]. If NC does not notify KH in writing of NC's interest or lack of interest in such license during the Consideration Period, NC shall be deemed not to be interested in such license.

          3.5   During the Non-Negotiation Period (defined below) KH shall not negotiate with a third party for a license to practice the M Patent and the M Invention, as they relate to the Metabolite, in the NC Territory within the Field, if NC pays [. . .***. . .] US dollars to KH within thirty (30) days of the Effective Date. The Non-Negotiation Period shall be the [. . .***. . .] period immediately following the Effective Date and will be extended [. . .***. . .] times by [. . .***. . .] if NC pays [. . .***. . .] US dollars to KH by the end of the then current Non-Negotiation Period. If the Non-Negotiation Period is so extended [. . .***. . .] times [. . .***. . .], such Non-Negotiation Period will be further extended by [. . .***. . .] if NC pays [. . .***. . .] US dollars to KH by the end of such Non-

  ***Confidential Treatment Requested

Negotiation Period. At any time during the Non-Negotiation Period NC may notify KH in writing of NC's interest in a license to practice the M Patent and the M Invention, as they relate to the Metabolite, in the NC Territory within the Field and if so, the parties shall negotiate the terms and conditions of such license in good faith during the [. . .***. . .] period immediately following NC's such notification.

          3.6   When, on the basis of certain terms and conditions (referred to as "Primary Condition" in this Section 3.6), KH negotiates with a third party for a license to practice the M Patent and the M Invention, as they relate to the Metabolite, in the NC Territory within the Field after the Non-Negotiation Period, KH shall simultaneously propose such Primary Condition to NC for NC's consideration. Whenever the Primary Condition for the same opportunity has subsequently changed to the Primary Condition [. . .***. . .] the previous Primary Condition for the same opportunity, KH shall simultaneously propose such subsequent Primary Condition to NC for NC's consideration. If, within [. . .***. . .] of KH's such proposal, NC notifies KH in writing that KH's such proposal is acceptable to NC, the parties shall faithfully negotiate such license for [. . .***. . .] after NC's such notification. If, within [. . .***. . .] of KH's such proposal, NC does not notify KH in writing of whether KH's such proposal is acceptable to NC or not, KH is not obligated to propose to NC the later Primary Condition for the same opportunity.

          3.7   In the event that KH grants an exclusive license to NC to practice the M Patent and the M Invention, as they relate to the Metabolite, in the NC Territory within the Field, [. . .***. . .]. If NC terminates this Agreement according to Section 19.3, 26.2 or 26.3, [. . .***. . .]. This Section 3.7 shall survive the expiration hereof or the termination hereof which is effected according to Section 19.3, 26.2 or 26.3.

          3.8   When KH begins to negotiate with a third party for a license to practice the [. . .***. . .] KH shall notify NC in writing thereof.

SECTION 4.    SUBLICENSE

        NC shall be entitled to grant a sublicense under the License, provided:

          4.1   that NC should obtain KH's prior written approval of such sublicense, which shall not be unreasonably withheld and shall be deemed to have been given to NC by KH if KH does not notify NC in writing of KH's objection to such sublicense within [. . .***. . .] after NC in writing requests KH's approval of such sublicense from KH, and that, at such intended sublicensee's written request, KH shall faithfully negotiate with such intended sublicensee for the agreement whose terms and conditions are analogous to the terms and conditions hereof (except for Sections 4, 5, 6 and 7), whose material financial terms are not different from the material financial terms hereof and which would become effective when this Agreement is terminated by KH according to Section 19.3 or 26.3.3 through 26.3.7;

  ***Confidential Treatment Requested

          4.2   that, for the purpose of the above proviso 4.1, NC should notify KH in writing of (a) the identity of such intended sublicensee and (b) the key terms and conditions of such intended sublicense;

          4.3   that, when the key terms and conditions of the sublicense have been substantially changed, NC should notify KH in writing of such change;

          4.4   that the sublicense should prohibit the Sublicensee from granting a further sublicense thereunder;

          4.5   that the sublicense should be accompanied by the terms and conditions to obligate the Sublicensee to perform what KH requests NC to have such Sublicensee perform hereunder;

          4.6   that NC should be responsible for the Sublicensee's compliance with the terms and conditions referred to in the above proviso 4.4;

          4.7   that, under Section 18.1, NC should defend and indemnify KH with respect to the sublicense; and

          4.8   that the sublicense should terminate at the time when the License terminates for any cause.

SECTION 5.    TECHNOLOGY TRANSFER

          5.1   Within three (3) months of the Effective Date, KH shall transfer the substance of the KH Technology to NC in tangible form. Notwithstanding this three (3) month period, KH shall proceed with such transfer immediately after the Effective Date, shall make reasonable efforts to expedite such transfer and shall accept NC's employees, officers or directors at KH's administered premises at NC's written request according to Section 7.1.3.

          5.2   For the purpose of Section 5.1, NC shall notify KH in writing of where and how the KH Technology should be sent.

          5.3   When the KH Technology is transferred to NC by KH for the transactions contemplated hereunder, such KH Technology shall be transferred "as it is". Notwithstanding the foregoing, in the event that NC requests KH to translate some part of the so transferred KH Technology from the Japanese language to the English language, whether after or before the Effective Date, and that KH accepts such request, the part of such KH Technology may be transferred to NC by KH in the English language after the reasonable time for such translation. The costs and expenses of such translation shall be incurred by NC and shall be paid to KH by NC in Japanese yen within one (1) month of NC's receipt of KH's invoice therefor.

          5.4   The ownership of the KH Technology transferred to NC by KH for the transactions contemplated hereunder shall remain with KH. For clarification, NC may utilize such KH Technology only for exercise of the rights granted to NC by KH hereunder. In this connection, NC may prepare and file submissions with the Authority to obtain the approval of the NDA of the Product.

          5.5   The information disclosed to NC through [. . .***. . .] or directly by KH under the April 16, 2002 Secrecy Agreement between KH and [. . .***. . .] or the December 16, 2002 Secrecy Agreement between KH and NC shall be deemed to be the KH Technology transferred to NC by KH as of the Effective Date hereunder.

SECTION 6.    MATERIAL SUPPLY

          6.1   Within three (3) months of the Effective Date, KH shall supply [. . .***. . .] grams of the Material to NC. Notwithstanding this three (3) month period, KH shall proceed with such supply immediately after the Effective Date and shall make reasonable efforts to expedite such supply.

          6.2   For the purpose of Section 6.1, NC shall notify KH in writing of where and how the Material should be sent.

          6.3   When the Material is supplied to NC by KH for the transactions contemplated hereunder, such Material shall be supplied "as it is" and is neither compliant with the GMP requirements nor for human use. For clarification, KH is not obligated to reanalyze such Material or to provide NC with any documentation relating to such Material, including the certificates for analysis.

          6.4   For human bodies shall NC not use the Material supplied to NC by KH for the transactions contemplated hereunder.

          6.5   The parties agree that, as regards the Material supplied to NC by KH for the transactions contemplated hereunder, it is NC's sole responsibilities to respond to the inquiries from and to cope with the audit or inspection by the Authority.

          6.6   The ownership of, and risk of loss to the Material supplied to NC by KH for the transactions contemplated hereunder shall pass from KH to NC at the time of its delivery from KH to NC.

SECTION 7.    TECHNICAL ASSISTANCE

          7.1   During the [. . .***. . .] period immediately following the Effective Date, KH shall at NC's written request render technical assistance to NC, as regards the KH Technology transferred to NC by KH for the transactions contemplated hereunder, in the following ways:

            1.     KH's designated person shall answer by letter, facsimile or email the questions which NC's designated person ask of KH's such designated person by letter, facsimile or email, provided that such technical assistance should not include translation from the Japanese language to the English language. Either party shall notify the other party in writing of whom such party designates among its employees, officers and directors for such technical assistance.

            2.     KH shall send its employees, who are familiar with the KH Technology, to NC's designated premises in order to instruct NC's employees, officers or directors there during NC's normal business hours as far as such employees are available to KH in the normal course of KH's business. NC shall incur (1) the costs and expenses of such technical assistance,

    ***Confidential Treatment Requested

including those of hotel accommodation and business class air transportation, and (2) the instruction fees of [. . .***. . .] US dollars per working man-hour for such technical assistance. Travel time shall not be considered the time for such technical assistance. NC shall pay such costs and expenses and such instruction fees to KH in Japanese yen within one (1) month of NC's receipt of KH's invoice therefor. The amount of such costs and expenses shall be exchanged for Japanese yen at the average TTS rate of the Bank of Tokyo-Mitsubishi, Ltd. for the month preceding such invoice. The schedule for such technical assistance shall be negotiated in good faith and separately agreed to by the parties, provided that the total working man-hours for such technical assistance should not exceed [. . .***. . .] working man-hours. In determining such schedule, the parties shall gravely consider the safety of KH's employees to be sent for technical assistance. Especially such schedule may be delayed for the reason of war or epidemic.

            3.     KH shall accept NC's employees, officers or directors at KH's administered premises in order to instruct them there during KH's normal business hours as far as such acceptance is possible for KH in the normal course of KH's business. NC shall incur the travel and lodging expenses for such technical assistance, however, shall not incur the instruction fees for technical assistance to the extent that the grand total of the total hours when each of NC's such people is so instructed do not go over [. . .***. . .] hours. In the event that such grand total goes over [. . .***. . .] hours, NC shall pay to KH for the difference between such grand total and [. . .***. . .] hours at the rate of [. . .***. . .] US dollars per hour within one (1) month of NC's receipt of KH's invoice therefor.

            4.     The monetary terms of Sections 7.1.2 and 7.1.3 shall apply to the case where NC sends its people to KH and accepts KH's employees for technical assistance of the NC Information, mutatis mutandis.

          7.2   For [. . .***. . .] after and during the term hereof, NC shall not execute or shall not have a third party execute an employment, consulting or similar Agreement with KH's employees sent to NC according to Section 7.1.2.

          7.3   Such technical assistance as provided for in Sections 7.1.1, 7.1.2 and 7.1.3 is intended just for understanding and handling of the KH Technology "as it is" and is neither to supplement or to improve the KH Technology nor to develop, invent or discover technology.

SECTION 8.    DILIGENCE

        NC shall make and shall have the Sublicensee make commercially reasonable efforts to develop, to manufacture, to market, to sell the Product within the NC Territory. By the end of the month immediately following the month in which an anniversary of the Effective Date comes, NC shall provide KH with the written report outlining such efforts made by NC and the Sublicensee during the previous one (1) year period between anniversaries of the Effective Date.

***Confidential Treatment Requested

SECTION 9.    MILESTONE PAYMENT

          9.1   In consideration of the license granted to NC by KH hereunder, NC shall pay to KH a non-refundable and non-creditable fees of:

            1.     two million (2,000,000) US dollars within thirty (30) days of the Effective Date;

            2.     one and a half million (1,500,000) US dollars by whichever comes earlier, the fourth (4th) anniversary of the Effective Date or the thirtieth (30th) day from NC or the Sublicensee [. . .***. . .];

            3.     [. . .***. . .] US dollars within thirty (30) days of NC's or the Sublicensee's [. . .***. . .];

            4.     [. . .***. . .] US dollars within thirty (30) days of NC's or the Sublicensee [. . .***. . .];

            5.     [. . .***. . .] US dollars within thirty (30) days of NC's or the Sublicensee [. . .***. . .];

            6.     [. . .***. . .] US dollars within thirty (30) days of NC's or the Sublicensee's [. . .***. . .]; and

            7.     [. . .***. . .] US dollars within thirty (30) days of NC or the Sublicensee [. . .***. . .].

It is confirmed that each Milestone Payment under this Section 9.1 shall not be made twice or more. The Milestone Payment for the Third Indication shall be faithfully negotiated for and separately agreed to by the parties if and before NC or the Sublicensee submits the NDA of the Product for the Third Indication to the Authority of the Major Market.

          9.2   Within ten (10) Business Days after [. . .***. . .] as provided for in Sections 9.1.2 and 9.1.5, NC shall inform KH in writing of (1) [. . .***. . .] and (2) [. . .***. . .].

          9.3   Within ten (10) Business Days after [. . .***. . .] as provided for in Sections 9.1.3, 9.1.4, 9.1.6 or 9.1.7, NC shall inform KH in writing of (1) [. . .***. . .] and (2) [. . .***. . .].

          9.4   Sections 9.2 and 9.3 shall survive the expiration or termination hereof for ten (10) Business Days after such expiration or termination.

  ***Confidential Treatment Requested

SECTION 10.    ROYALTY PAYMENT

        10.1    In consideration of the license granted to NC by KH hereunder, NC shall pay to KH the royalty of:

          1.     X percent of the total Net Sales during a calendar year in the case that such total Net Sales are not over [. . .***. . .] US dollars during the calendar year, or

          2.     X percent of [. . .***. . .] US dollars

            plus

            Y percent of (the total Net Sales during a calendar year [. . .***. . .])

            in the case that such total Net Sales are over [. . .***. . .] US dollars during the calendar year.

        X and Y shall represent [. . .***. . .] and [. . .***. . .] respectively, however, if the [. . .***. . .], and if the [. . .***. . .], the X and Y applicable to the Net Sales of the IV Product by NC and the Sublicensee after such commercial sales shall represent [. . .***. . .] and [. . .***. . .] respectively.

        The payment under this Section 10.1 shall be hereinafter referred to as "Royalty". The parties agree that, if NC or the Sublicensee supplies the Product for the clinical trial purpose at no charge, then no Royalty shall be payable on such supply transactions.

        10.2    The Royalty for the Net Sales during each Quarter shall be paid to KH by NC in Japanese yen within [. . .***. . .] days of the end of such Quarter. For calculation of the Royalty, currencies of the Net Sales during the Quarter shall be exchanged for Japanese yen at the average TTS rate of the Bank of Tokyo-Mitsubishi, Ltd. for such Quarter.

        10.3    NC shall send to KH a royalty statement (hereinafter referred to as "Statement") within [. . .***. . .] days of the end of the Quarter during or before which the Net Sales have for the first time occurred. The Statement shall specify at least the following categories of information for each country where the Net Sales occur and shall sum up such figures for each such country.

          1.     the names of such countries

          2.     the Gross Sales in each such country during the Quarter

          3.     the types (dosage, package unit) and quantities of such Gross Sales

  ***Confidential Treatment Requested

          4.     the Net Sales for such Gross Sales

          5.     the exchange rates applicable to such Net Sales

        10.4    NC shall keep and shall have the Sublicensee keep the books of account, which contain the information necessary for calculation of the Royalty, for [. . .***. . .] years after the end of the calendar year when the Net Sales for such Royalty occur. KH may have such books of account audited by its designated certified public accountant at its expense not more frequently than once per calendar year. For the purpose of such audit, NC shall at KH's written request and at reasonable advance notice disclose and have such Sublicensee disclose such books of account to KH's designated certified public accountant on the premises of NC and such Sublicensee during their normal business hours. NC shall cooperate and shall have such Sublicensee cooperate faithfully with the certified public accountant in order to facilitate such audit. The total number of the Business Days when the certified public accountant may stay on the premises of NC and such Sublicensee for such audit shall not exceed [. . .***. . .] days during a calendar year unless the parties otherwise agree. Notwithstanding the foregoing, the cost of such audit on one occasion shall be borne by NC if overdue payment indicated by such audit on the occasion exceeds three percent (3%) of the whole payment determined by such audit on the occasion and paid to KH by NC within ten (10) Business Days after NC's receipt of KH's invoice therefor. If overdue payment indicated by such audit on the occasion does not exceed such percent, the cost of such audit on the occasion shall be borne by KH. NC shall pay to KH such overdue amount with the interest thereon within ten (10) Business Days after NC's receipt of KH's invoice therefor. In the event that NC has overpaid KH for any amount payable to KH by NC hereunder, NC may credit such overpayment against the future payment to be made to KH by NC hereunder [. . .***. . .], provided that KH may have a certified public accountant audit such overpayment at reasonable advance notice at NC's expense. This Section 10.4 shall survive the expiration or termination hereof for [. . .***. . .] years after the end of the calendar year when such expiration or termination occurs.

SECTION 11.    PAYMENT

        11.1    The payment to KH by NC hereunder shall be made to the following bank account by wire transfer.

    Bank Name: [. . .***. . .]
    Branch Name: Head Office
    Account Number: [. . .***. . .]
    Swift Code: [. . .***. . .]
    Bank Address: [. . .***. . .]

KH may change the above bank account to other bank account, notifying NC in writing of such other bank account. The fees for such wire transfer shall be incurred by NC.

        11.2    Interest shall accrue on overdue amount of the payment to be made to KH by NC hereunder until the day when such overdue amount is paid. The rate of such interest shall be a daily rate of [. . .***. . .] percent ([. . .***. . .]%) to the extent permitted by the applicable law.

***Confidential Treatment Requested

        11.3    As provided for in the "Convention between Japan and the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect of Taxes on Income", NC shall withhold income tax from its payment to KH under Sections 9 and 10, shall pay such withheld income tax to the US Government on behalf of KH and shall timely send to KH the tax certificate for such payment.

SECTION 12.    PATENT PROSECUTION

        12.1    KH hereby confirms that KH has filed the Original Patent Application and obtained the Patent as of the Effective Date as listed in the Exhibit 2.

        12.2    KH shall make reasonable efforts to prosecute the patent applications in the Patent and to maintain the patent rights therein. A copy of the main communication between KH and patent offices in relation to the Patent shall be sent to NC or NC's designated law firms by KH at NC's direction as soon as practicably possible.

        12.3    NC shall incur the costs and expenses, including attorneys' fees and translation fees, in connection with such prosecution and maintenance, which accrue as from the Effective Date. Notwithstanding the foregoing, NC shall incur the costs and expenses, including attorneys' fees and translation fees, in connection with (1) filing a request of examination of Canadian Patent Application Number [. . .***. . .], (2) filing a request of reinstatement of Canadian Patent Application Number [. . .***. . .], (3) registering and maintaining the patents based on European Patent Application Number [. . .***. . .] in the European countries listed in Part B of the Exhibit 2 and (4) in the event that European Patent Application Number [. . .***. . .] is allowed, registering and maintaining the patents based on such patent application in the European countries where NC in writing requests KH to register such patents, whether such costs and expenses accrue before or after the Effective Date or not. In the event that KH practices the Patent by itself or grants a license to a third party to practice the Patent according to Section 3.2 or 3.3, the parties shall negotiate in good faith to fairly apportion between the parties the costs and expenses, including attorneys' fees and translation fees, in connection with prosecuting the patent applications in the Patent and maintaining the patents therein, which accrue after KH so practices or grants.

        12.4    Once European Patent Application Number [. . .***. . .] is allowed, KH shall immediately notify NC in writing of such allowance and shall register and maintain the patents based on such patent application in the European countries where NC in writing requests KH to register such patents, provided that such request should be made in writing within ten (10) Business Days after NC is notified in writing of such allowance by KH.

        12.5    The costs and expenses which NC incurs according to Section 12.3 shall be paid to KH or KH's designated law firms by NC at KH's direction within one (1) month of NC's receipt of KH's or such law firms' invoices therefor, respectively.

        12.6    If KH is notified in writing by patent offices that any interference, revocation, opposition or similar proceedings are instituted against the Patent by a third party, KH shall immediately after such notification inform NC in writing of the substance of such proceedings. KH shall retain the right to do what KH considers appropriate for such proceedings at KH's

***Confidential Treatment Requested

expense and shall defend such Patent against or contest such proceedings with a view to keeping as wide a scope of such Patent as possible only in the event that, within ten (10) Business Days after being so informed, NC in writing requests KH to undertake such defense or contest, [. . .***. . .]. [. . .***. . .]. KH shall from time to time inform NC in writing of the substantive development of such proceedings on a timely manner. In such proceedings, KH shall not enter into any agreement that would impose any monetary or other responsibilities or liabilities on NC or limit or reduce NC's rights hereunder without NC's prior written consent thereto.

        12.7    Within ten (10) Business Days after NC or the Sublicensee is officially notified by the Authority that sales of the Product in the NC Territory is granted by such Authority, NC shall notify or have such Sublicensee notify KH in writing of the date and substance of such grant and shall send or have such Sublicensee send to KH a copy of (1) the certificates for such grant and (2) any related documentation. In the event that, after being notified in writing of such grant, KH informs NC or the Sublicensee in writing that KH intends to follow the proceedings for (1) extension of the term of the Patent or (2) the SPC for the Patent, NC shall cooperate or have such Sublicensee cooperate with KH in such proceedings by means of document offering or otherwise.

        12.8    KH shall notify NC in writing of such substantial status changes of the Patent as grant (allowance), registration (issuance), the Expiration, the SPC grant and term extension on a timely manner and shall send to NC the related documentation as soon as practicable.

SECTION 13.    PATENT INFRINGEMENT

        13.1    Either party shall notify the other party in writing of any infringement or possible infringement on the Patent by a third party in the NC Territory immediately after the notifying party becomes aware of such infringement and shall simultaneously provide the notified party with the related information. KH is obligated neither to prevent such infringement nor to incur the cost of such prevention, however, shall retain the right to do what KH considers appropriate for such prevention at KH's expense, provided that, in such prevention, KH should not do what would impose any monetary or other responsibilities or liabilities on NC or would limit or reduce NC's right hereunder without NC's prior written consent thereto. NC may also prevent such infringement at NC's expense, provided that NC should notify KH in writing of NC's such intent in advance and that, from time to time, NC should notify KH in writing of the substantive development of NC's such prevention. KH shall render reasonable assistance for NC's such prevention at NC's written request and expense. Such assistance shall include being named as a party or providing NC a power-of-attorney, as permitted by applicable law, in the action which NC would bring for NC's such prevention. Any damage or other compensation which NC might obtain from the infringing party as a result of NC's such prevention shall be first allocated to reimbursement for KH's cost for NC's such prevention, if any, and the remainder shall inure to the benefit of NC.

        13.2    Either party shall notify the other party in writing of any allegation that the Product may infringe a third party's patents or patent applications in the NC Territory

***Confidential Treatment Requested

immediately after the notifying party becomes aware of such allegation and shall simultaneously provide the notified party with the related information. KH is obligated neither to defend NC or such Product against nor to contest such allegation nor to incur the cost of such defense or contest, however, NC shall at NC's expense defend itself or such Product against or contest such allegation. NC may settle such a case, provided that such settlement should not impose any monetary or other responsibilities or liabilities upon KH. In the event that NC pays to the alleging party the royalty of some percent of the Net Sales (hereinafter referred to as "Settlement Rate") for such settlement, each royalty rate provided for in Section 10.1 shall be decreased by [. . .***. . .], provided that NC should obtain KH's prior written approval of the monetary conditions of such settlement, which shall not be unreasonably withheld, and that the Product should not technically or economically expected to be manufactured outside the scope of the alleging party's such patents and patent applications. Such [. . .***. . .].

        13.3    Section 13.2 shall not apply to the following patents and patent applications [. . .***. . .];

          1.     [. . .***. . .]

          2.     [. . .***. . .].

SECTION 14.    IMPROVEMENT

        14.1    Nothing herein shall be construed to transfer or to assign KH's ownership of or title to the Patent and the KH Information.

        14.2    The ownership of or title to the NC Information shall vest in NC or the Sublicensee, however, such vesting shall not affect KH's ownership of or title to the Patent and the KH Information.

        14.3    As soon as practicable after NC has made the NC Improved Invention and the NC Data, NC shall transfer such NC Improved Invention and such NC Data to KH in tangible form. Such transfer may be delayed due to the prosecution procedures of the NC Improved Patent. In negotiation with an intended Sublicensee for a sublicense under the License, NC shall make reasonable efforts to obligate such intended Sublicensee to transfer its NC Improved Invention or its NC Data to KH in tangible form. Such transfer may be delayed due to the prosecution procedures of the NC Improved Patent.

        14.4    For the purpose of Section 14.3, KH shall notify NC in writing of where and how the NC Improved Invention and the NC Data should be sent.

        14.5    As soon as practicable after NC has filed the NC Improved Patent, NC shall notify KH in writing of such patent application. From time to time, NC shall provide KH with the written summary of such patent prosecution. In negotiation with an intended Sublicensee for

***Confidential Treatment Requested

a sublicense under the License, NC shall make reasonable efforts to obligate such intended Sublicensee to notify NC in writing of its filing the NC Improved Patent. If the Sublicensee files the NC Improved Patent and if such Sublicensee notifies NC of such filing or NC otherwise becomes aware of such filing, NC shall notify KH in writing of such patent application as soon as practicable and shall provide KH with the written summary of such patent prosecution from time to time.

        14.6    Section 14.5 does not allow NC or the Sublicensee to disclose KH's Confidential Information to any entities, including patent offices and law firms. NC and the Sublicensee may so disclose only after obtaining KH's written approval thereof.

        14.7    NC shall grant and make reasonable efforts to have the Sublicensee grant to KH a non-exclusive and paid-up license (with the right to grant a sublicense) (1) to practice the NC Information in the KH Territory and (2) to practice the NC Information in the NC Territory outside the Field as far as such practice does not compete with NC's or such Sublicensee's business related to the Product. KH may, with the prior written consent of NC, disclose the NC Information to an entity for such sublicense under appropriate confidentiality and shall be responsible for such limited-usage and confidentiality, with which the entity is obligated to comply as such sublicensee.

        14.8    As soon as practicable after KH has made the KH Improved Invention and the KH Developed Data, KH shall transfer such KH Improved Invention and such KH Developed Data to NC in tangible form. Such transfer may be delayed due to the prosecution procedures of the KH Improved Patent.

        14.9    For the purpose of Section 14.8, NC shall notify KH in writing of where and how the KH Improved Invention and the KH Developed Data should be sent.

        14.10    As soon as practicable after KH has filed the KH Improved Patent, KH shall notify NC in writing of such patent application. From time to time, KH shall provide NC with the written summary of such patent prosecution.

        14.11    Section 14.10 does not allow KH to disclose NC's Confidential Information to any entities, including patent offices and law firms. KH may so disclose only after obtaining NC's written approval thereof.

        14.12    KH shall grant to NC a non-exclusive and paid-up license (with the right to grant a sublicense to the Sublicensee) to practice the KH Improvement and the KH Developed Data, as they relate to the KW-3902, in the NC Territory in the Field, provided that such Sublicensee should grant a license (with the right to grant a sublicense) to KH under its NC Information as provided for in Section 14.7, that such Sublicensee should permit NC to transfer its NC Improved Invention and its NC Data as provided for in Section 14.3 and that such Sublicensee should permit NC to provide KH with the information with respect to its NC Improved Patent as provided for in Section 14.3. NC may, with the prior written consent of KH, disclose the KH Improvement and the KH Developed Data to such Sublicensee for such sublicense under appropriate confidentiality and shall be responsible for such limited-usage and confidentiality, with which such Sublicensee is obligated to comply as such sublicensee.

SECTION 15.    CONFIDENTIALITY

        15.1    For [. . .***. . .] years after and during the term hereof, either party shall neither disclose to any third party any information which is disclosed to it by the other party for the transactions contemplated hereunder nor utilize such information for any other purpose than the purposes hereof, if such information is marked as confidential when so disclosed visually or if such information is designated as confidential when so disclosed orally and is confirmed as confidential visually within fifteen (15) Business Days of such oral disclosure, unless

          1.     such information is part of the public domain before its disclosure to the disclosed party by the disclosing party; or

          2.     such information becomes part of the public domain after its disclosure to the disclosed party by the disclosing party not due to any breach hereof by the disclosed party; or

          3.     such information is known to the disclosed party without confidentiality at the time of its disclosure to the disclosed party by the disclosing party, as evidenced by credible documentation; or

          4.     such information is provided to the disclosed party legally and without confidentiality by a third party; or

          5.     the disclosed party can demonstrate by credible documentation that the disclosed party has independently developed or discovered such information.

The information to be kept confidential according to this Section 15.1 is hereinafter referred to as "Confidential Information". A party's Confidential Information shall mean the Confidential Information disclosed to the other party by the party. The KH Technology, the KH Improved Invention and the KH Developed Data shall be deemed to be part of KH's Confidential Information unless they fall within the scope of the above five (5) categories. The NC Improved Invention and the NC Data shall be deemed to be part of NC's Confidential Information unless they fall within the same. For [. . .***. . .] years after and during the term hereof, either party shall preserve the other party's Confidential Information as it is and maintain the written record of receipt thereof. Either party shall ensure that only those of their directors, officers and employees who have a need to know the other party's Confidential Information should be given access thereto and that such directors, officers and employees should keep and utilize such Confidential Information so that the party of such directors, officers and employees may not breach this Section 15.1.

        15.2    Notwithstanding Section 15.1, either party may disclose the other party's Confidential Information (1) to the extent necessary to obtain the Authority's approval of import, export, manufacture, use, marketing or sales of the Product, (2) to the extent required by law and regulation or (3) to the extent requested by orders and judgments of such competent governmental authorities as administrations and courts, provided that such party should make reasonable efforts, if appropriate, to obtain or to permit the other party obtain confidential treatment of such Confidential Information.

***Confidential Treatment Requested

        15.3    Notwithstanding Section 15.1, either party may disclose the other party's Confidential Information to professional entities such as attorneys-at-law and certified public accountants only for the purposes hereof under mandatory or contractual confidentiality.

        15.4    Notwithstanding Section 15.1, NC may disclose KH's Confidential Information to the Sublicensee for the purpose of Section 4, provided that NC should, through a written agreement, have such Sublicensee not disclose such Confidential Information to other entity if not permitted by such written agreement, and utilize the same only for the purpose of Section 4, and that the confidentiality of such written agreement should not be less stringent than and should be consistent with the confidentiality imposed on NC hereunder.

        15.5    Once KH's Confidential Information is disclosed to the Sublicensee by NC according to Section 15.4, NC shall be responsible for such Sublicensee's compliance with such confidentiality and limited-usage as provided for in Section 15.4. If such Sublicensee has breached such confidentiality or limited-usage, NC shall indemnify KH from the damages which might be caused in relation to such breach.

        15.6    When an entity has ceased to be the Sublicensee after KH's Confidential Information has been disclosed to the entity as provided for in Section 15.4, NC shall have such Sublicensee immediately return to NC or destroy such Confidential Information.

        15.7    Sections 15.4, 15.5 and 15.6 shall apply mutatis mutandis to the case where each party's Confidential Information is disclosed to an entity by the other party for exercise of the sublicense right provided for in Sections 14.7 and 14.12.

        15.8    Neither party shall disclose the contents hereof to any third party without first obtaining the other party's written consent thereto. Notwithstanding the foregoing, either party may disclose the main terms and conditions hereof to its potential investors, acquirers or lenders to the extent necessary for such party's contemplated transactions with them, provided that such disclosure should be made under appropriate confidentiality no less strict than the confidentiality imposed on such party hereunder.

        15.9    Neither party shall make any publicity, news release or other public announcement, visual or oral, relating hereto without the other party's prior written approval thereof, which shall not be unreasonably withheld or delayed, except as required by law or regulation.

        15.10    In the event that either party intends to make the scholarly publication detailing the results of clinical trials and other studies conducted hereunder and that such party submits the draft for such publication to the other party for review, the other party, shall be deemed to approve of such publication if the other parry does not provide such party with the other party's written comments thereon within ninety (90) days of such submission.

SECTION 16.    REPRESENTATION AND WARRANTY

        16.1    Each party represents and warrants:

          1.     that such party has the power and right to enter into this Agreement as of the Effective Date and to perform its obligations hereunder; and

          2.     that such party is not a party to any agreement with a third party, whether written or not, which would prevent such party from fulfilling any of its obligations hereunder.

        16.2    KH represents and warrants:

          1.     that KH is the owner of the Original Patent, the Original Patent Application and the KH Technology;

          2.     that KH is entitled to grant to NC the rights granted to NC by KH hereunder;

          3.     that KH does not grant any right to any third party in inconsistent ways with the rights granted to NC by KH hereunder; and

          4.     that those documents in the KH Technology which are listed in the Exhibit 3 are made according to the GLP.

        16.3    KH neither represents nor warrants and disclaims:

          1.     the scope, validity and enforceability of the Patent, the KH Improved Patent and the M Patent;

          2.     future grant (allowance) and registration (issuance) of the Patent, the KH Improved Patent and the M Patent;

          3.     future filing, prosecution and maintenance of the KH Improved Patent and the M Patent;

          4.     future development of the KH Improved Invention, the KH Developed Data and the M Invention;

          5.     non-infringement by any product, material or information on the intellectual property or other rights vested in or enforceable by a third party;

          6.     successful development of the Product;

          7.     approval of the Product by the Authority; and

          8.     merchantability and fitness for a particular purpose.

        16.4    NC neither represents nor warrants and disclaims:

          1.     the scope, validity and enforceability of the NC Improved Patent;

          2.     future grant (allowance) and registration (issuance) of the NC Improved Patent;

          3.     future filing, prosecution and maintenance of the NC Improved Patent;

          4.     future development of the NC Improved Invention and the NC Data;

          5.     non-infringement by any product, material or information on the intellectual property or other rights vested in or enforceable by a third party;

          6.     successful development of the Product;

          7.     approval of the Product by the Authority; and

          8.     merchantability and fitness for a particular purpose.

        16.5    Except as expressly provided for herein, neither party makes any representation or warranty, whether implied, statutory or otherwise, with respect of the subject matter hereof.

SECTION 17.    LIMITED LIABILITY

        With the exception of the liability for breach of confidentiality, neither party shall be liable to the other party or any third party for (1) any consequential, indirect, incidental, special or exemplary damages and (2) any losses of goodwill, business, contracts, revenues, profits or savings, which would be caused in relation hereto, through contract, tort (including negligence, but not gross negligence), misrepresentation (but not fraudulent misrepresentation), breach of statutory duties or otherwise, even if such party is advised of the possibility of such damages or losses.

SECTION 18.    INDEMNIFICATION

        18.1    NC shall defend, indemnify and hold harmless KH, KH's Affiliate, their respective directors, officers and employees from and against any and all claims, actions, judgments, expenses (including legal expenses and reasonable attorneys' fees), losses and damages incurred by them, arising from any third party claim in relation to (1) NC exercising the license under Sections 3.1 and 14.12, (2) the Sublicensee exercising the sublicense under Sections 4 and 14.12 and (3) the Material and the related documentation, if any, which are supplied to NC by KH unless such claims, actions, judgments, expenses, losses and damages result from gross negligence, wrongful intentional actions or omissions or fraud on the part of KH, KH's Affiliate, their respective directors, officers or employees. Such claims, actions, judgments, expenses, losses and damages include those related to the products or materials manufactured by or on behalf of NC or the Sublicensee, especially those related to the claim that such products or materials have caused death or bodily injury or have infringed intellectual property rights.

        18.2    KH shall defend, indemnify and hold harmless NC, NC's Affiliate, the Sublicensee, their respective directors, officers and employees from and against any and all claims, actions, judgments, expenses (including legal expenses and reasonable attorneys' fees), losses and damages incurred by them, arising from any third party claim in relation to (1) KH exercising the license under Section 14.7 and (2) an entity exercising the sublicense under the same unless such claims, actions, judgments, expenses, losses and damages result from gross negligence, wrongful intentional actions or omissions or fraud on the part of NC, NC's Affiliate, the Sublicensee, their respective directors, officers or employees. Such claims, actions, judgments, expenses, losses and damages include those related to the products or materials manufactured by or on behalf of KH or KH's sublicensee under Section 14.7, especially those related to the claim that such products or materials have caused death or bodily injury or have infringed intellectual property rights.

        18.3    In the event that an entity is notified of a third party claim and seeks the indemnification for such claim under Section 18.1 or 18.2, the entity shall (1) inform the indemnifying party in writing of such claim as soon as practicable after such notification, (2) permit the indemnifying party to assume the direction and control of the defense against such claim, (3) cooperate with the indemnifying party in such defense at the indemnifying party's written request and expense and (4) undertake all reasonable steps to mitigate any expenses, losses and damages arising in relation to such claim. Further, the indemnifying party may settle such claim at its sole discretion, provided that such settlement should not impose any obligation on or otherwise adversely affect the entity or the indemnified party.

SECTION 19.    FORCE MAJEURE

        19.1    Although either party is unable to perform its obligations hereunder due to the Force Majeure, this Agreement shall still remain in effect, however, such obligations of such party as well as the related obligations of the other party shall be suspended during the period during which such Force Majeure continues, provided that:

          1.     such suspension should be of no wider scope than directly affected by such Force Majeure;

          2.     the invoking party should notify the other party in writing of such Force Majeure immediately after the occurrence thereof and, if such notification is prevented by such Force Majeure, immediately after such notification becomes possible;

          3.     such notification should include (1) the outline of such Force Majeure, (2) the duration during which the invoking party expects such Force Majeure would continue and (3) which obligations hereunder are suspended due to such Force Majeure;

          4.     the invoking party should from time to time notify the other party in writing of any development of such Force Majeure; and

          5.     the invoking party should make reasonable efforts to remedy its inability to perform such suspended obligations and to mitigate any effects caused by such Force Majeure.

        19.2    Once the Force Majeure is invoked as provided for in Section 19.1, the parties shall faithfully discuss how best to perform as far as possible according hereto.

        19.3    In the event that the invoking party's material obligations hereunder are suspended for six (6) months as provided for in Section 19.1, the other party may terminate this Agreement by means of written notice to the invoking party.

SECTION 20.    WAIVER

        Neither party shall be deemed to have waived any of its rights or remedies conferred to such party hereunder unless such waiver is made in writing and signed by a duly authorized representative of such party. In particular, no delay or failure of either party in exercising or enforcing any of its rights or remedies conferred to such party hereunder shall operate as waiver of such rights or remedies or so as to preclude or to impair the exercise or enforcement of such rights or remedies. Further, partial exercise or enforcement of such rights or remedies shall not preclude or impair any other exercise or enforcement of such rights or remedies.

SECTION 21.    ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior oral or written agreement, understanding, representation or warranty between them relating to the same. The parties understand and confirm that, as regards the subject matter hereof, no director, officer, employee or agent of either party is authorized to make any representation or warranty to the other party and that neither party relies on such representation or warranty, if made whether orally or in writing.

SECTION 22.    AMENDMENT

        No amendment, modification or supplement of or to this Agreement shall be valid unless made in writing and signed by duly authorized representatives of both parties.

SECTION 23.    INDEPENDENT CONTRACTOR

        The relation between the parties is that of independent contractors. Nothing herein is construed to create any other relation, such as partnership or agency, between the parties. Neither party shall have any right or authority to create, assume or incur any obligations, liabilities or expenses on behalf of the other party.

SECTION 24.    ASSIGNMENT

        Neither party shall wholly or partially assign or pledge its rights and obligations hereunder to any third party without the other party's prior written consent thereto. Notwithstanding the foregoing, either party may assign its rights and obligations hereunder to a successor of such party's whole or substantially whole business, provided that such party should timely notify the other party in writing of the fact and outline of such assignment.

SECTION 25.    SEVERABILITY

        25.1    In the event that the whole or any part hereof has been declared illegal, invalid or unenforceable in any jurisdiction either by any laws or regulations or by any orders or judgments of such competent governmental authorities as administrations or courts:

          1.     in the case of the illegality, invalidity or unenforceability of the whole hereof, this Agreement shall terminate only in relation to such jurisdiction; or

          2.     in the case of the illegality, invalidity or unenforceability of any part hereof, such part shall be severed herefrom in relation to such jurisdiction and such illegality, invalidity or unenforceability shall not prejudice or affect the remainder hereof, which shall continue in full force and effect.

        25.2    If either party considers that any severance under Section 25.1 would materially affect the purposes hereof, the parties shall faithfully discuss possible ways to eliminate or to mitigate such material affectation.

SECTION 26.    TERM AND TERMINATION

        26.1    This Agreement shall come into effect as of the Effective Date and shall, unless earlier terminated according hereto, continue to be effective until and expire on the last Expiration of the Patent or the [. . .***. . .] anniversary of the day when the Net Sales have for the first time occurred in the Major Market, whichever comes later.

        26.2    NC may at any time terminate this Agreement at ninety (90) day written notice to KH.

        26.3    Either party may terminate this Agreement forthwith at written notice to the other party when any of the following events has occurred:

          1.     the other party has committed the material breach hereof which is not capable of remedy (the breach of confidentiality hereunder shall be deemed to be such material breach not capable of remedy);

          2.     the other party has committed the material breach hereof which is capable of remedy and which has not been remedied within thirty (30) days of receipt of the written notice identifying such breach and requiring the remedy thereof (the overdue payment hereunder shall be deemed to be the material breach hereof);

          3.     the other party has become bankrupt or insolvent or has suspended payment of its debts for a period of longer than forty five (45) days;

          4.     a note or check drawn or endorsed by the other party has been dishonored twice or more in any six (6) month period;

          5.     a petition for bankruptcy, reorganization, composition, readjustment, receivership or similar procedures under any applicable bankruptcy, insolvency, reorganization,

  ***Confidential Treatment Requested

moratorium or similar law affecting creditors' rights and interests (hereinafter referred to as "Petition") has been filed for the other party by itself;

          6.     the Petition has been filed against the other party by other entity and the court procedures for such Petition have been pending for more than forty five (45) days; and

          7.     the other party has been wound up, dissolved or liquidated not for merger and acquisition or the procedures therefor have been started.

        26.4    After this Agreement expires (as not earlier terminated according hereto) as provided for in Section 26.1:

          1.     the provisions of Sections 3.1 (License), 4.4 through 4.7 (Sublicense), 7.1.4 (Technical Assistance Fee), 14.3 through 14.12 (Improvement) and this Section 26.4 shall survive such expiration; and

          2.     NC shall, within forty five (45) days of such expiration, pay to KH any amount which accrues prior to such expiration and is payable to KH by NC hereunder and shall within the same period send to KH the statement for such amount (this amount shall be exchanged for Japanese yen at the average TTS rate of the Bank of Tokyo-Mitsubishi, Ltd. for the month preceding such expiration).

        26.5    When this Agreement is terminated by NC according to Section 26.2 or by KH according to Section 19.3 or 26.3:

          1.     any and all rights and licenses granted to NC by KH hereunder shall terminate;

          2.     Notwithstanding Section 26.5.1, in the event that this Agreement is terminated by KH according to Section 19.3 or 26.3.3 through 26.3.7, KH shall, at the Sublicensee's written request, negotiate with such Sublicensee for a license under the Patent, the KH Technology and, if applicable, the KH Improvement and the KH Developed Data and shall, subject to KH's management approval, enter into such license agreement with such Sublicensee, provided that the terms and conditions of such license agreement (referred to as "Replacing Terms" in this Section 26.5.2) should be analogous to the terms and conditions hereof (except for Sections 4, 5, 6 and 7), that the Replacing Terms in each aspect should not be unbeneficial to KH in comparison with the terms and conditions hereof, that such license agreement should become retroactively effective on the date of such termination, and that the Replacing Terms should not contradict the terms and conditions of any agreements previously entered into by KH;

          3.     NC shall, within forty five (45) days of such termination, pay to KH any amount which accrues prior to such termination and is payable to KH by NC hereunder and shall within the same period send to KH the statement for such amount (this amount shall be exchanged for Japanese yen at the average TTS rate of the Bank of Tokyo-Mitsubishi, Ltd. for the month preceding such termination);

          4.     NC shall immediately return to KH or destroy KH's Confidential Information at KH's direction; and

          5.     the provisions of Sections 7.1.4 (Technical Assistance Fee), 14.3 through 14.7 (Improvement) and this Section 26.5 shall survive such termination.

        26.6    When this Agreement is terminated by NC according to Section 19.3 or 26.3:

          1.     the provisions of Sections 3.1 (License), 4.4 through 4.7 (Sublicense), 12 (Patent Prosecution), 13 (Patent Infringement), 14.8 through 14.12 (Improvement) and this Section 26.6 shall survive such termination;

          2.     KH shall immediately return to NC or destroy NC's Confidential Information at NC's direction; and

          3.     NC shall, within forty five (45) days of such termination, pay to KH any amount which accrues prior to such termination and is payable to KH by NC hereunder and shall within the same period send to KH the statement for such amount (this amount shall be exchanged for Japanese yen at the average TTS rate of the Bank of Tokyo-Mitsubishi, Ltd. for the month preceding such termination).

        26.7    The provisions of Sections 6.4 and 6.5 (Material), 7.2 (No Solicitation), 11 (Payment), 12.5 (Prosecution Cost), 14.1 and 14.2 (Ownership), 15.1 through 15.9 (Confidentiality), 16.3, 16.4 and 16.5 (Representation and Warranty), 17 (Limited Liability), 18 (Indemnification), 24 (Assignment), 27 (Arbitration) and 28 (Governing Law) and this Section 26.7 shall survive the expiration or termination hereof. Notwithstanding such expiration or termination, NC shall pay to KH the Milestone Payment, which accrues prior to such expiration or termination under Section 9.1, within the period provided for in Section 9.1.

SECTION 27.    ARBITRATION

        If there is any dispute, controversy, difference or question between the parties with respect to any matter, including whether some breach hereof is material or has been cured in time, arising out of or relating to this Agreement, the parties shall first make efforts to solve such issue amicably. If such issue is not solved through such amicable efforts, the parties shall waive any rights which they may have to injunctive relief for such issue and shall settle such issue according to the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Such arbitration shall be conducted in the English language in Paris, France and shall be determined by three (3) arbitrators appointed according to the said rules.

SECTION 28.    GOVERNING LAW

        28.1    This Agreement shall be governed by and construed according to the laws of Japan.

        28.2    The parties agree that the arbitration decisions according to Section 27 shall be enforceable by the courts of competent jurisdiction in Japan and the United States of America and shall submit to the jurisdictions of such courts solely for such enforcement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

KYOWA HAKKO KOGYO CO., LTD.		NOVACARDIA, INC.
By:	/s/ Toru Doiuchi	By:	/s/ Kenneth J. Widder
Name:	Toru Doiuchi	Name:	Kenneth J. Widder
Title:	Senior Managing Director	Title:	Chief Executive Officer
Date:	May 9, 2003	Date:	August 14, 2003

[SIGNATURE PAGE TO LICENSE AGREEMENT]

EXHIBIT 1 (THE OTHER ASIAN COUNTRIES)

Afghanistan
Kingdom of Bahrain
People's Republic of Bangladesh
Kingdom of Bhutan
Brunei Darussalam
Kingdom of Cambodia
People's Republic of China
Republic of China (Taiwan)
Republic of Cyprus
India
Republic of Indonesia
Islamic Republic of Iran
Republic of Iraq
State of Israel
Hashemite Kingdom of Jordan
Republic of Kazakhstan
Republic of Korea
Democratic People's Republic of Korea (North Korea)
State of Kuwait
Kyrgyz
Lao People's Democratic Republic
Republic of Lebanon
Malaysia
Republic of Maldives
Mongolia
Union of Myanmar
Kingdom of Nepal
Sultanate of Oman
Islamic Republic of Pakistan
Republic of the Philippines
State of Qatar
Kingdom of Saudi Arabia
Republic of Singapore
Democratic Socialist Republic of Sri Lanka
Syrian Arab Republic
Republic of Tajikistan
Kingdom of Thailand
Democratic Republic of Timor Leste
Republic of Turkey
Turkmenistan
United Arab Emirates
Republic of Uzbekistan
Socialist Republic of Viet Nam
Republic of Yemen

EXHIBIT 2 (THE PATENT)

Part A [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]
Designated Country: [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]
Part B: [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]
Designated Country: [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]
Part C: [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]
[. . .***. . .]	Application Number: [. . .***. . .]	Application Date: [. . .***. . .]
	Registration Number: [. . .***. . .]	Registration Date: [. . .***. . .]
	Expiration Date: [. . .***. . .]	Status: [. . .***. . .]

***Confidential Treatment Requested

EXHIBIT 3 (THE GLP DOCUMENTS)

Report type	Report No.	Title	Author
GLP	A-92-036	[. . .***. . .]	[. . .***. . .]
GLP	A-92-039	[. . .***. . .]	[. . .***. . .]
GLP	A-92-053	[. . .***. . .]	[. . .***. . .]

GLP	A-92-059	[. . .***. . .]	[. . .***. . .]
GLP	A-92-063	[. . .***. . .]	[. . .***. . .]
GLP	A-92-064	[. . .***. . .]	[. . .***. . .]
GLP	A-92-072	[. . .***. . .]	[. . .***. . .]
GLP	A-92-085	[. . .***. . .]	[. . .***. . .]

GLP	A-92-096	[. . .***. . .]	[. . .***. . .]
GLP	A-92-097	[. . .***. . .]	[. . .***. . .]
GLP	A-92-102	[. . .***. . .]	[. . .***. . .]
GLP	A-92-104	[. . .***. . .]	[. . .***. . .]
GLP	A-92-122	[. . .***. . .]	[. . .***. . .]
GLP	A-94-088	[. . .***. . .]	[. . .***. . .]

GLP	A-95-042	[. . .***. . .]	[. . .***. . .]
GLP	A-95-119	[. . .***. . .]	[. . .***. . .]
GLP	A-95-181	[. . .***. . .]	[. . .***. . .]
GLP	A-96-009	[. . .***. . .]	[. . .***. . .]

GLP	A-96-085	[. . .***. . .]	[. . .***. . .]
GLP	A-96-106	[. . .***. . .]	[. . .***. . .]

GLP	A-96-130	[. . .***. . .]	[. . .***. . .]
GLP	A-97-032	[. . .***. . .]	[. . .***. . .]
GLP	A-97-054	[. . .***. . .]	[. . .***. . .]
GLP	97.0700	[. . .***. . .]	[. . .***. . .]

GLP	97.0759	[. . .***. . .]	[. . .***. . .]
GLP	SBL25-35	[. . .***. . .]	[. . .***. . .]

***Confidential Treatment Requested

QuickLinks

  Exhibit 10.12